March 13, 2003

The Board of Trustees
Oppenheimer Principal Protected Trust
498 Seventh Avenue
New York, New York 10018

To the Board of Trustees:

      OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 10,000 Class A shares,  100  Class B shares,  100  Class C shares,  and 100 Class N shares of
Oppenheimer  Principal  Protected  Main Street Fund (the "Fund"),  a series of
Oppenheimer  Principal  Protected  Trust,  at a net  asset  value per share of
$10.00 for each such class, for an aggregate purchase price of $100,000.

      In connection  with such purchase,  OFI represents that such purchase is made  for  investment  purposes  by  OFI  without  any  present  intention  of redeeming or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                                    /s/ Robert G. Zack

                              By: ________________________________
                                     Robert G. Zack
                                     Senior Vice President and General Counsel